Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

TOWN CENTER
Lease and Service Agreement

Agreement No: TOWN CENTER: 2018304

Agreement Date: 9/1/2018

1a LANDLORD ADDRESS

TOWN CENTER, INC
5550 Glades Road
Suite 500
Boca Raton, FL 33431

1b LOCATION

TOWN CENTER, INC
5550 Glades Road
Suite 500
Boca Raton, FL 33431

2a CLIENT – REGISTERED ADDRESS

COMPANY NAME: Recall, Inc

CONTACT /TITLE : Alexander Bafer

ADDRESS: [ADDRESS]
5550 Glades Road, Suite 500, Boca Raton, FL 33431

TELEPHONE 561-504-4806

2b CLIENT – INVOICING ADDRESS

COMPANY NAME: Recall, Inc.

CONTACT /TITLE: Alexander Bafer

ADDRESS: [ADDRESS]
5550 Glades Road, Suite 500, Boca Raton, FL 33431

EMAIL INVOICE TO: abafer@recallstudios.com

TAXPAYER ID No.: [***]

3 FOR LANDLORD USE ONLY

Suite No(s).	304 (1185 sq. Ft.)	-----	-----	-----

Or such other Suite(s) within the Business Center as may be allocated by the Landlord in substitution if necessary for business reasons or requested by Client

Fixed Service Deposit In respect of the agreed accommodations		
Standard Facility Fee Per calendar month	Rate will be guaranteed for 6 months after that rate will go to market or client needs to negotiate rate and sign long term agreement with building	$2800.00

	M	D	Y
Commencement Date	9	1	2018
Termination Date	1	31	2019

COMMENTS:

Existing CAM charges on the floor are currently $____$15.78_______ for year 2018

One time Set-Up Fee: TBD. $175.00 for technology moves. Painting, add'l locking systems and other improvements to be paid by Client at current rates.

Standard Facility Fee includes: office space, desks and chairs, up to5 phones, 5 internet connections. Client will guarantee 6 months of occupancy and if extending beyond 6 months Client must occupy the space under a building lease with a negotiated multiple year contract with the building landlord. Client will give TCES 60-day notice to terminate this agreement. If client remains on holdover past the first 6 months rate will go to the then market rate but no less than $3200.00 per month. Client will allow the building management to show the space to other prospects at any time during Client's occupancy of the space. If at any time during the initial 6 month agreement TCES finds a tenant willing to sign the lease, TCES will give Client the right of first refusal at the then market rate or rate negotiated with landlord or landlord's represetnative. Client will accept space "as is" unless client is willing to pay for any improvements (i.e. painting, carpet cleaning) All other terms of this agreement remain in full force & effect. Client has access to suite with access card. Any additional locking system on interior doors will be at the client's cost. Add'l cards can be purchased at published rates for future employees. Client must show proof of city of Boca Raton business license and certificate of insurance as required by this document.

This Lease and Service Agreement (hereinafter "Agreement") is made between the Client whose name appears in Section 2a above (hereinafter the "Client") and the Landlord whose registered name and address appear in Section 1a above (hereinafter "Town Center" " or the "Landlord"). The office(s) are located at the 5550 Glades Road, Suite 500, Boca Raton, FL 33431 (hereinafter the "Accommodations"). Upon Annual Renewal, Standard Facility Fee will be increased 6% per year. If initial Standard Facility Fee was discounted, then upon anniversary date, standard facility fee will be raised to the then market price.

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TERMS & CONDITIONS

1. Facilities and Services provided under this Agreement. TOWN CENTER. Inc. (E"TOWN CENTER" or "Landlord") will provide the Client with the sole and exclusive use of the office(s) identified in Section 3 of Page 1 of this Agreement as well as access to and reasonable and permitted use of office accommodations and the common public areas such as the reception area, sanitary facilities and mail room at the Business Center identified in Section 1b of Page 1 of this Agreement on a 24/7 basis (the "Accommodations"). TOWN CENTER staff will be available during the normal business hours of 9:00 a.m. to 5:00 p.m., Monday through Friday (excluding federal holidays and holidays recognized by 500 TOWN CENTER Executive Suites (i.e. day after Thanksgiving)) to provide receptionist services to greet visitors. In addition, the Standard Facility Fee includes all service charges relating to normal use during normal business hours of air conditioning, lighting, cleaning and servicing of public areas such as reception, mail room and sanitary facilities, The Standard Facility Fee does not include the following services and facilities which are made available only upon contracting for and following Landlord's receipt of payment of an additional service charge and which shall be provided by TOWN CENTER in its sole and absolute discretion either directly or through third parties: secretarial/administrative services, photocopying, written messaging, courier services, facsimile, non-reserved and reserved parking, travel arrangements and other concierge services, office supplies, translations, conference rooms, food and beverage services, mail handling, internet access, additional telecommunications equipment or services, videoconferencing* (*subject to availability), notary services and IT services. Client agrees that TOWN CENTER shall not be liable to Client in any manner for any loss incurred by Client as a result of TOWN CENTER's inability and/or failure to provide any service or to provide the Accommodations to be provided by TOWN CENTER pursuant to this Agreement and Client hereby releases TOWN CENTER for any and all liability and damages incurred by Client arising from or related thereto, including but not limited to, loss of business damages. The Standard Facility Fee is subject to adjustment as provided herein. In the event that the TOWN CENTER is required to pay any additional Common Area Maintenance ("CAM") charges pursuant to its Lease, the Standard Facility Fee shall be increased by an amount equal to such additional CAM charges multiplied by a percentage equal to the total square footage of the Accommodations subject to this Agreement divided by the total square footage of office accommodations plus common area at the Business Center identified in Section 1b of this agreement. In addition, if the Landlord is required to pay any additional CAM charges in connection with any prior period that the Client was party to any Service Agreement with the Landlord during any such period, the Client shall be required to pay the Landlord an amount equal to such additional CAM charges multiplied by a percentage equal to the total square footage of Accommodations subject to such Service Agreement divided by the total square footage of office accommodations at the Business Center during such period.

2. Duration and Termination of this Agreement. (a) This Agreement shall be in effect from and including the Commencement Date through the close of business on the Termination Date specified in Section 3 of Page 1 of this Agreement, unless terminated earlier as provided herein. ~~The term of this Agreement will perpetually and automatically extend for additional periods equal to the original term of this Agreement unless either party provides written notice of termination not less than two months (four months if the Accommodations consist of three or more Suites) prior to the Termination Date (or the Termination Date of any extension hereunder).~~ (b) Notwithstanding the provisions of clause 2(a) herein: (i) TOWN CENTER may terminate this Agreement with cause, at any time, by giving ten (10) days prior written notice to Client; (ii) TOWN CENTER may terminate this Agreement at any time and with or without notice, and notwithstanding any other remedies available, if TOWN CENTER determines in its sole and absolute discretion that Client is insolvent or that circumstances exist that could affect the solvency of Client, or if Client fails to perform or comply with any agreement, covenant or provision herein; (iii) TOWN CENTER may terminate this Agreement, with or without notice, upon the occurrence of any casualty or condemnation affecting the Accommodation or the Business Center; (iv) this Agreement will automatically terminate, without requirement of notice, if Client applies for or consents to (or without Client's application or consent a proceeding is initiated seeking) the appointment of a receiver, trustee, custodian or liquidator for Client or all or any substantial part of its assets, or if Client files a voluntary petition in bankruptcy or seeking reorganization or arrangement with creditors, or if Client generally fails or is unable to pay its debts as they become due; (v) this Agreement will automatically terminate with a no less than sixty (60) day notice in the event of termination of the lease between TOWN CENTER and the owner of the building ("Building") in which the Business Center is located ("Lease"). (c) Notwithstanding any termination of the Agreement under this clause 2, Client shall remain liable for all obligations accrued under this Agreement. In addition, in the case of any termination under clause 2(b)(ii) of this Agreement, Client shall pay TOWN CENTER as liquidated damages an amount equal to the greater of: (i) three months of Client's Standard Facility Fee, or, (ii) Client's Monthly Standard Facility Fee, together with all damages TOWN CENTER may incur in connection with such termination, including, without limitation, the cost of recovering and releasing the Client's Suite(s) and attorneys' fees and expenses. Client shall have no right to indemnification or any damages from TOWN CENTER whatsoever in connection with any termination under this or any other provision of this Agreement. (d) If Client requires the use of the Accommodations after the effective termination date contained in any Notice of Termination or the expiration of this Agreement (or any extension thereof), TOWN CENTER, in its sole and absolute discretion, may permit Client a "Hold Over Extension." In the case of any such Hold Over Extension, Client shall be charged 2/30ths of Client's Standard Facility Fee multiplied by the number of days of the extension/Client's holdover tenancy, together with the applicable service charges for any services utilized by the Client during such period. (e) On or prior to the date of any

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the condition of the Accommodations and furniture at that time. **(e)** The keys and entry cards shall remain the property of TOWN CENTER and shall not be duplicated or transferred to third parties without the express written permission of TOWN CENTER. The loss of keys must be reported to TOWN CENTER immediately. The cost of replacement of lost keys or cards as well as the cost of changing locks will be borne by Client. Client shall be able to use the Accommodations outside normal working hours by use of card entry key. In the event of non-regular businesss hour use by Client, Client shall be responsible for locking all doors used and for any damage caused to the Accommodations or to the Business Center. Client may be responsible for air conditioning expenses for services provided at Client's request during non-business hours. **(f)** Client may not alter the Accommodations in any way or install any furniture, equipment or telecommunication connections without the prior written consent of TOWN CENTER, which consent TOWN CENTER may grant or withhold in its sole and absolute discretion. **(g)** Client is prohibited from using any refrigerator, microwave, hot plate (or other similar non-business use appliance), candle, incense, in the Client's Suite and/or the Accommodations without the express, written consent of the Landlord which may be withheld by Landlord in its sole an absolute discretion. **(h)** Client and its agents or employees are prohibited either directly or indirectly, from offering or procuring the offer of any employment to, or hire any of TOWN CENTER's employees either directly or indirectly on behalf of itself or third parties without the express, written consent of TOWN CENTER. This restriction shall apply throughout the term of this Agreement and for a period of six months following the termination of this Agreement. If Client or any of its agents or employees contravenes this provision, Client shall pay TOWN CENTER compensation in an amount equal to the total annual remuneration of the employee(s) in question. **(i)** Client may not sublease or allow any third party to utilize in any manner any portion of its Suite(s) or Accomodations without the express, written consent of Landlord.

5. Additional provisions. **(a)** The parties agree that the nature of this Agreement is a Lease and Service Agreement, and that the Client's Suite and the Accommodations within the business center remain the property of TOWN CENTER and in the possession and control of TOWN CENTER. This Agreement creates no tenancy interest, leasehold estate or other real property interest in Client's favor with respect to the Accommodations. This Agreement is personal to Client and may not be assigned by Client. TOWN CENTER may enter the Accommodations at any time. **(b)** TOWN CENTER shall not be liable for any damage to Client's Suite(s) or any loss occasioned to Client's property contained therein arising out of or related to any cause, including acts of God and force majeure. Client expressly waives any and all rights to any cause of action against TOWN CENTER, CLEAR E, and/or CLEAR T, LLC arising out of or related thereto, including indemnification. **(c)** All amounts owed under this Agreement shall be payable in United States Dollars. **(d)** If two or more persons have signed this Agreement as Client, their obligations shall be joint and several. **(e)** This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, and Client and TOWN CENTER hereby acknowledge and agree that the sole and exclusive venue and fórum for any case or controversy arising either directly or indirectly under or in connection with this Agreement shall be in Palm Beach County, Florida.

(f) The financial terms of this agreement are strictly confidential and Client agrees not to divulge this information to any other client or potential client of TOWN CENTER. **(g)** Client represents and warrants that no agents or brokers involved with respect to this Agreement. **(h) Right of Entry.** In addition to any other rights or remedies granted under this Lease Agreement, Landlord and its agents shall have the right to enter and inspect the premises at any reasonable time during the term of this Lease. **(i) Landlord's Remedies**: Landlord may resort to any legal remedies as determined in Landlord's sole discretion. No such action or inaction shall in any way be considered a waiver of any rights, benefits or remedies evidenced or provided to Landlord. The failure of Landlord to exercise any right, remedy or option provided in this Lease or under applicable shall not be deemed a waiver of any such right, remedy or option or of any covenant or obligation. No acceptance by Landlord of any payment after the occurrence of any default under this Lease shall be deemed to waive or cure any default unless such default is paid in full or Client's liability to pay such obligation has been waived in writing by Landlord. No waiver by Landlord shall be effective unless it is in writing and then only to the extent specifically stated. Landlord shall be entitled to recover all reasonable costs, attorney's fees and expenses incurred by Landlord in exercising its rights and remedies following under this Agreement and applicable law following Client's failure to pay rent on a timely basis, causing damage to the Accommodations, timely vacate the Client's Suite, failure to leave Suite(s) in good condition and/or failure to cease utilizing the Accommodations following termination of lease which shall be paid by Client immediately upon notice from Landlord, including those fees and costs incurred pre-suit. **(j) Injunctive Relief:** It is hereby understood and agreed that damages are an inadequate remedy in the event that Tenant continues to utilize 5550 Glades Road, Suite 500, Boca Raton, FL 33431 or its Suite number or any reasonably similar derivation thereof as its address following Client's Default or Landlord's termination of this Lease Agreement and that such will cause Landlord irreparable harm and damage. Accordingly, the parties agree that in such event that Landlord shall be entitled to injunctive and other equitable relief precluding Tenant and its principals from the continued use of 5550 Glades Road, Suite 500, Boca Raton, FL 33431 or its Suite number or any reasonably similar derivation thereof as its address and shall be entitled to the entry of an injunction/ order against Tenant and its principals prohibiting same and shall be entitled to recover all reasonable costs, attorney's fees and expenses incurred by Landlord in exercising its rights and remedies relatd to the Injunctive Relief afforded under this provision. The parties hereby agree that $300.00 per hour is a reasonable fee for attorney's services related to Landlord's acquisition of any injunction pursuant to this paragraph and agree that the Court can enter an order awarding attorney's fees and costs upon the presentation of an affidavit of reasonalbleness of such attorney's fees and costs.

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